EXHIBIT 10.12.3
AMENDMENT
TO THE WESTERN DIGITAL 401(k) PLAN
The Western Digital Corporation 401(k) Plan (hereinafter referred to as the “Plan”) is hereby amended effective March 31, 2006.
WHEREAS, Western Digital Corporation believes that increased participation by employees in the Plan is beneficial to those employees and desires to amend the Plan to facilitate greater participation in the Plan through automatic enrollment;
NOW, THEREFORE, the Plan is hereby amended as follows:
Amendment
Section 2.33, Pre-tax Contributions, of the Plan is hereby amended by the addition of the following paragraphs:
Automatic Salary Reduction Contributions.
An Eligible Employee shall contribute on a pre-tax basis 3% of such Eligible Employee’s Compensation that would otherwise be paid to such Eligible Employee for each payroll period unless such Eligible Employee elects a different percentage, or elects 0% by submitting a request in a manner prescribed by the Retirement Committee.
Effective the 1st day of April, 2006, the salary reduction contributions described in this section shall be automatically withheld from an Eligible Employee’s Compensation beginning 30 days following an Eligible Employee’s Employment Commencement Date.
Notwithstanding any other provision of the Plan to the contrary, the salary reduction contributions contributed pursuant to this section shall be credited to a separate account, for each such Participant, established pursuant to the terms of the Plan. In the event that a Participant does not make a written designation of the manner in which such Participant’s salary reduction contributions contributed pursuant to this section are to be invested, such contributions shall be invested as provided in Section 7.3.4 of the Plan.
Notwithstanding the foregoing, the Employer shall provide each Eligible Employee with a written notice describing the effect of the automatic contributions provided for in this section prior to the first period for which such automatic contributions are to be in effect. The Employer shall provide each Eligible Employee with a reasonable period of time to submit an election prior to the implementation of the first automatic contributions described in this section. Any such election shall continue to be in effect until a Participant submits a subsequent election. Annually, the Employer shall provide the eligible Employees subject to such automatic contributions with a written notice of the application of the automatic contributions.
Notwithstanding any other provision of the Plan to the contrary, automatic salary reduction contributions described in this section shall be treated as Pre-tax Contributions for all purposes under this Plan, including, but not limited to, provisions relating to Employer matching.

Section 7.3.4 of the Plan is hereby amended to add the following sentence:
In the event a Participant subject to the automatic salary reduction contribution provisions of Section 2.33 fails to make an investment designation in accordance with this Article 7, contributions by and on behalf of such Participant shall be invested in a mixed retirement fund portfolio with a target date closest to the year the Participant will become sixty-five years of age.
IN WITNESS WHEREOF, and as evidence of its adoption of this Amendment to the Plan, Western Digital Corporation has caused this Amendment to be executed by its duly authorized officer.
Western Digital Corporation

By:	/s/ Raymond M. Bukaty

Print Name:	Raymond M. Bukaty

Title:	Sr. Vice President, Administration

Date:	3/29/06
The Trustees under the Plan hereby acknowledge receipt of the foregoing Amendment to the Plan.
TRUSTEE: T. Rowe Price Trust Company

Receipt
Acknowledged
By:	/s/ David M. Abbey

Print Name:	David M. Abbey

Title:	Vice President

Date:	4-5-06